Capitol Federal Financial

Exhibit 10.8

Named Executive Officer Salary and Bonus Arrangements

Base Salaries

The base salaries, effective July 1, 2005, for the executive officers (the "named executive officers") of Capitol Federal Financial who will be named in the compensation table that appears in the Company's annual meeting proxy statement for the fiscal year ended September 30, 2005 are as follows:

Name and Title	Base Salary
John B. Dicus President and Chief Executive Officer	$462,000

John C. Dicus Chairman of the Board	$412,000

Neil F.M. McKay Chief Financial Officer and Treasurer	$244,000

R. Joe Aleshire Executive Vice President	$203,000

Larry K. Brubaker Executive Vice President	$203,000

Bonus Plans

On December 12, 2005, the Compensation Committee of the Company's Board of Directors approved a new short-term performance cash bonus plan. The new plan is essentially a continuation of the Company's existing short-term performance plan, which will expire following the payment of bonuses earned for fiscal 2005. The new plan will expire following the payment of bonuses for fiscal 2011. Under the new plan, bonuses will be determined and calculated in the same manner as under the expiring plan. A copy of the new short-term performance plan is attached to this Form 10-K as Exhibit 10.10.

The short-term performance plan provides for annual bonus awards, as a percentage of base salary, to selected management personnel based on the achievement of pre-established corporate and individual performance criteria. Awards, if any, are typically made in January for the fiscal year ended the preceding September 30th. A portion of any bonus awarded under the short-term performance plan (from $2,000 to as much as 50% of the award, up to a maximum of $100,000) to an officer eligible to participate in the Company's Deferred Incentive Bonus Plan (the "DFIB") may be deferred under the DFIB for a three-year period. The total of the amount deferred, plus a 50% Company match, is deemed to be invested in the Company's common stock at the closing price as of the December 31st immediately preceding the deferral date. If the participant is still employed at the end of the deferral period, the participant will receive a cash payment equal to the sum of: (1) the deferred amount, (2) the Company match, (3) the value of all dividend equivalents paid during the deferral period on the Company common stock in which the participant is deemed to have invested and (4) the appreciation, if any, during the deferral period on the Company common stock in which the participant is deemed to have invested.

As under the expiring short-term performance plan, the corporate performance criteria under the new short-term performance plan are comprised of targeted levels of the Company's return on average equity, basic earnings per share and efficiency ratio. For each executive officer named below, 90% of his award will continue to be based on the attainment of corporate performance goals, with the remainder based on his achievement of individual performance objectives.

Under the new short-term performance plan, as under the expiring plan, the maximum potential annual bonus awards for the executive officers whom the Company believes are likely to be named in the summary compensation table in the Company's proxy statement for its annual meeting of stockholders following the end of fiscal year 2006 are as follows: John C. Dicus, Chairman, 60% of base salary; John B. Dicus, President and Chief Executive Officer, 60% of base salary; Larry K. Brubaker, Executive Vice President for Corporate Services, 40% of base salary; M. Jack Huey, Executive Vice President and Chief Lending Officer, 40% of base salary; and Richard J. Aleshire, Executive Vice President for Retail Operations, 40% of base salary.